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                                                                    EXHIBIT 12.1


                               EL PASO CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                                                                FOR THE QUARTER
                                                                     FOR THE YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                                           -------------------------------------------------   -----------------
                                                            1996      1997      1998        1999      2000      2000      2001
                                                           -------   -------   ------      -------   -------   -------   -------
Earnings
    Pre-tax income (loss) from continuing
      operations                                           $ 1,119   $ 1,176   $  174      $   350   $ 1,774   $   488   $  (425)
    Minority interest in consolidated subsidiaries              --        32       60           93       204        42        62
    Income from equity investees                                --      (208)    (212)        (303)     (387)      (68)     (100)
                                                           -------   -------   ------      -------   -------   -------   -------
    Pre-tax income (loss) from continuing operations
      before minority interest in consolidated
      subsidiaries and income from equity investees          1,119     1,000       22          140     1,591       462      (463)
    Fixed charges                                              676       745      835          999     1,333       317       388
    Distributed income of equity investees                      --       114       96          194       316        51        39
    Capitalized interest                                       (15)      (24)     (36)         (64)      (82)      (18)      (20)
    Minority interest
          Preferred stock dividend requirements of
            consolidated subsidiaries                           (2)      (47)     (71)         (77)      (89)      (23)      (19)
          Fixed charges of minority interest in
            consolidated subsidiaries                           --        --      (12)         (36)     (141)      (26)      (42)
                                                           -------   -------   ------      -------   -------   -------   -------
          Totals earnings available for fixed charges      $ 1,778   $ 1,788   $  834      $ 1,156   $ 2,928   $   763   $  (117)
                                                           =======   =======   ======      =======   =======   =======   =======
Fixed charges
    Interest and debt expense                              $   631   $   655   $  710      $   834   $ 1,027   $   253   $   312
    Interest component of rent                                  43        43       42           52        76        15        14
    Minority interest
          Preferred stock dividend requirement                   2        47       71           77        89        23        19
          Other minority interest in consolidated
            subsidiaries                                        --        --       12           36       141        26        42
                                                           -------   -------   ------      -------   -------   -------   -------
          Total fixed charges                              $   676   $   745   $  835      $   999   $ 1,333   $   317   $   387
                                                           =======   =======   ======      =======   =======   =======   =======
Ratio of earnings to fixed charges                            2.63      2.40     1.00(1)      1.16      2.20      2.41     (0.30)(1)
                                                           =======   =======   ======      =======   =======   =======   =======

(1) Earnings were inadequate to cover fixed charges by $1 million for the year ended December 31, 1998, and $505 million for the quarter ended March 31, 2001.


        For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.